Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – November 3, 2005

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Q3 Sales Jump 33%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Urban Outfitters, Anthropologie and Free People brands, today announced sales for the three and nine months ended October 31, 2005.

Total Company sales for the third quarter compared to the same period last year jumped by 33% to a record $288.8 million. These results were driven by:

•	A 13% rise in total Company comparable store sales,

•	A 28% increase in the number of stores in operation resulting in new and noncomparable store sales increases of $31.7 million,

•	A 32% gain in direct-to-consumer sales, and

•	A 109% surge in Free People wholesale sales.

Total company comparable store sales increased by 13% during the third quarter - this on top of an 18% ‘comp’ increase during the same period last year. Quarterly ‘comp’ store sales at the Urban Outfitters, Anthropologie and Free People brands rose by 19%, 7% and 21% respectively, this year, versus last year’s increases of 16%, 22% and 48%.

“All of our Brands and modes of distribution posted record revenues during the third quarter,” said Richard A. Hayne, Chairman and President. “The retail segment produced yet another quarterly double-digit ‘comp’ store sales gain, while our wholesale operation delivered its strongest quarterly revenue performance ever with a very impressive 109% year-over-year gain. We continue to maintain strong momentum going into the Holiday selling season and believe we will deliver record-shattering revenues in the fourth quarter, as well,” Mr. Hayne concluded.

Net sales for the periods were as follows:

	Three months ended October 31,		Nine months ended October 31,
	2005	2004	2005	2004
	(in thousands)		(in thousands)
Urban Outfitters store sales	$137,483	$102,723	$363,901	$272,130
Anthropologie store sales	101,410	81,467	279,320	221,807
Direct-to-consumer sales	30,921	23,505	87,916	60,479
Free People sales	18,987	8,658	42,381	27,711

Total net sales	$288,801	$216,353	$773,518	$576,127

Management expects to release earnings results for the three and nine months ended October 31, 2005 on November 10, 2005.

Thus far this fiscal year, the Company has opened 20 new stores and maintains its plan to open a total of 30-32 new stores, including 4 Free People stores, in the current fiscal year.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 84 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters web site and catalog; 73 Anthropologie stores in the United States; an Anthropologie web site and catalog; and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through 5 Free People stores and a web site and catalog.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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